UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 29, 2004



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19294                    51-0265872
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
   incorporation)                                                 Number)



        7733 Forsyth Boulevard
              23rd Floor
         St. Louis, Missouri                               63105
(Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


================================================================================

Item 7.        Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 9 and Item 12 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated July 29, 2004, announcing our second quarter 2004 revenues and results of operations and guidance for the full year of 2004

               99.2 The script for a conference call held by the registrant on July 29, 2004


Item 9.        Regulation FD Disclosure.

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 12.       Results of Operations and Financial Condition.

     The information in Exhibit 99.1 is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 29, 2004

                                       REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated July 29, 2004, announcing our second quarter 2004 revenues and results of operations and guidance for the full year 2004.

99.2 The script for a conference call held by the registrant on July 29, 2004

                                                                    Exhibit 99.1

                     CONTACT: RehabCare Group, Inc.
                              Vincent L. Germanese
                              Chief Financial Officer
                              Betty Cammarata, Dir-Investor Relations
                              Press: David Totaro, Senior Vice
                              President, Corporate Marketing &
                              Communications
                              (314) 863-7422 or
                              Financial Dynamics
                              Gordon McCoun/Lanie Marcus
                              Press: Sean Leous
                              (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, July 29, 2004

      REHABCARE REPORTS SECOND QUARTER 2004 DILUTED EPS OF $0.34, OPERATING
                            REVENUES OF $90.9 MILLION

ST. LOUIS, MO, July 29, 2004--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and six months ended June 30, 2004. Comparative results for the quarter and six months follow.

                                         Quarter Ended        Six Months Ended
 Amounts in millions,                       June 30,              June 30,
except per share data                   2004      2003        2004       2003
--------------------------------------------------------------------------------
Consolidated Operating Revenues        $90.9     $136.0   | $195.4     $274.9
Consolidated Net Earnings                5.7        4.5   |   10.8(a)     8.5
Consolidated Diluted
   Earnings Per Share                    0.34       0.27  |    0.64(a)    0.52
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues        37.1       33.8   |   72.5       67.9
HRS Outpatient Operating Revenues       11.4       12.5   |   23.1       24.6
  ---------------------------------------------------------------------------
HRS Operating Revenues                  48.5       46.3   |   95.6       92.5
HRS Operating Earnings                   8.1        7.9   |   16.9       15.0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contract Therapy Operating Revenues     41.0       32.9   |   81.8       63.8
Contract Therapy Operating Earnings      2.0        1.8   |    4.4        3.6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Other Revenues                           1.4         -    |    1.4         -
Other Operating Earnings                 0.1         -    |    0.1         -
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Staffing Operating Revenues               -        57.2(b)|   16.7(b)   119.3(b)
Staffing Operating Loss                   -        (2.1)  |   (0.1)      (4.1)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Equity in Net Loss of Affiliate         (0.1)        -        (0.5)        -
--------------------------------------------------------------------------------

(a) Includes an after tax restructuring charge of $0.9 million, or $0.06 per diluted share and an after tax gain on sale of business of $0.3 million, or $0.02 per diluted share.

(b) Includes intercompany sales of $0.4 million for the three months ended June 30, 2003 and $0.1 million and $0.7 million for the six months ended June 30, 2004 and June 30, 2003, respectively, that Staffing sold to Hospital Rehabilitation Services and Contract Therapy at market rates.

                                     -MORE-


     John H. Short, Ph.D., president and chief executive officer, commented, "We had solid results in our second quarter 2004. We continue to see positive contributions from our new sales initiatives in both divisions; from the focus of our management team on our target markets; as well as the benefit from the sale of our staffing division. Additionally, our human resource initiatives are progressing quite well and our client retention is ahead of our expectations year-to-date."

     Dr. Short continued, "During the quarter we absorbed the acquisitions completed in the first half of the year. We eliminated a significant portion of corporate costs previously absorbed by the staffing division. In addition, our new signings for our Contract Therapy division are in line with our aggressive expectations and our new signings in our Inpatient business are ahead of expectations. Also, we have implemented an initiative to cross sell programs within our existing client relationships to enable us to take advantage of the many strong relationships within our organization. As these growth plans come to fruition, we expect to redeploy part of the remaining overhead from the sale of the staffing division to support these growth plans and we expect to eliminate the remainder of those costs in early 2005. In the meantime, we are carrying these costs and they are impacting operating earnings in both of our divisions."

Financial Overview of Second Quarter
------------------------------------
     Net revenues for the second quarter 2004 were $90.9 million compared to $136.0 million from the year ago quarter or a decline of 33.2 percent primarily due to the sale of the Company's staffing division in February 2004. The staffing division contributed $57.2 million of net revenues in the second quarter of 2003. Net earnings increased 28.0 percent to $5.7 million in the second quarter 2004 compared to $4.5 million in the year ago quarter. Earnings per share on a fully diluted basis were $0.34 compared to $0.27 for the same period last year.

o The Hospital Rehabilitation Services division (HRS) increased its second quarter net revenues 4.8 percent to $48.5 million compared to $46.3 million in last year's second quarter. Operating earnings for the quarter increased
     1.5 percent to $8.1 million from $7.9 million in the prior year quarter. At the end of the quarter, HRS had 189 programs compared to 183 programs at the same time last year.

     The increase in operating revenues is the result of same store growth in discharges and the first quarter acquisition of VitalCare, partially offset by net closures in programs. The division's operating earnings remain strong, but are being negatively impacted by operational issues in both our outpatient business and VitalCare.

o The Contract Therapy division's net revenues for the second quarter of 2004 increased 24.7 percent to $41.0 million, compared to $32.9 million in the same quarter a year ago. Operating earnings for the quarter increased 9.2 percent to $2.0 million from $1.8 million in the prior year quarter. At the end of the quarter, the division had 570 programs compared to 448 programs at the same time last year.

     The   year-over-year   second  quarter  revenues  and  operating   earnings
     performance reflects the significant growth in the number of programs through strong sales results and the acquisition of CPR Therapies, LLC in the first quarter of 2004. The division continues to benefit from its target market strategy and improved therapist productivity resulting in year-over-year operating earnings increases. However, the division's operating earnings were negatively impacted by an increase in bad debt expense related to closed programs and lower margins experienced by CPR Therapies during its integration.

o The Company completed the acquisition of Phase 2 Consulting at the beginning of May 2004. For the last two months of the quarter, Phase 2 Consulting operating revenues and earnings were in line with expectations.

o The sale of the staffing division has improved the Company's operating earnings and the Company believes that its equity ownership in InteliStaf will be a valuable asset.

     The Company's balance sheet at June 30, 2004 remains strong with almost $39 million in cash, cash equivalents and restricted cash, minimal long-term debt and an unused credit facility in excess of $110 million to support strategic initiatives. During the second quarter, the Company used approximately $6.3 million of cash for acquisitions and related costs and an additional $1.0 million for capital expenditures. Days sales outstanding declined to 66 days from 72 days at December 31, 2003 (adjusted for receivables related to the staffing division). This improvement, together with cash flow from operating earnings, resulted in cash flow from operations of $17.2 million during the quarter.

     With regard to the outlook for the remainder of 2004, the Company affirms the guidance provided during its first quarter conference call. The Company expects 2004 net revenues to be between $370 million and $390 million and earnings before interest, taxes, depreciation and amortization (EBITDA) to be in the range of $46 million to $49 million. Based on the visibility of the second half of the year, the Company expects full year diluted earnings per share to be near the midpoint of the $1.34 to $1.44, range previously provided. Diluted earnings per share expectations include a $0.9 million charge, net of tax ($0.06 per share) and the $0.3 million gain net of tax ($0.02 per share), in the first quarter from the sale of the staffing division.

     Dr. Short concluded, "We have a confident outlook for the performance of our businesses over the balance of 2004. We are encouraged by the signing of nine new programs in HRS during the first six months of 2004, in addition to the strong sales efforts in Contract Therapy. We also are encouraged by the progress that we are making in developing our continuum model in several markets and structuring a number of joint venture transactions."

     RehabCare Group, Inc., headquartered in St. Louis, Missouri, is a leading provider of program management services for hospital inpatient rehabilitation units and skilled nursing units, outpatient therapy programs, and contract therapy services in conjunction with more than 700 hospitals and skilled nursing facilities in 39 states, the District of Columbia, and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare's second quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:30 P.M. Eastern time today and ending at midnight on August 19, 2004. The dial-in number for the replay is (320) 365-3844 and the access code is 739623.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; the timing and financial effect of restructuring efforts with respect to RehabCare's continuing businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.


NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.
       ------------------------

            I. Condensed Consolidated Statements of Earnings (Unaudited amounts in thousands, except per share data)

                                Three Months Ended          Six Months Ended
                                      June 30,                  June 30,
                             2004     2003    % Change   2004     2003  % Change
                             ----     ----    --------   ----     ----  --------
Operating revenues         $90,944  $136,043   (33.2)  $195,441 $274,885  (28.9)
Costs & expenses
 Operating                  64,643   102,215   (36.8)   140,710  206,905  (32.0)
 Selling, general
  & administrative
     Divisions               7,863    17,137   (54.1)    17,536   35,427  (50.5)
     Corporate               6,276     6,939   ( 9.6)    12,593   13,735   (8.3)
Restructuring
    charge                     (51)        -     N/M      1,615        -    N/M
Gain on sale of business         -         -     N/M       (485)       -    N/M
Depreciation
  & amortization             2,010     2,106    (4.6)     3,778    4,345  (13.0)
                             -----     -----              -----    -----
    Total costs
     & expenses             80,741   128,397   (37.1)   175,747  260,412  (32.5)
                            ------   -------            -------  -------
Operating earnings,
     net                    10,203     7,646    33.4     19,694   14,473   36.1

Other income
    (expense), net             (43)      (53)  (18.9)       (50)     (73) (31.5)

Interest expense, net         (211)     (154)   37.0       (372)    (305)  22.0
                              ----      ----               ----     ----
Earnings before income
  taxes and equity in net loss
  of affiliate               9,949     7,439    33.7     19,272   14,095   36.7

Income taxes                 4,136     2,982    38.7      8,000    5,594   43.0

Equity in net loss
  of affiliate                (110)        -     N/M       (463)       -    N/M
                            ------   -------            -------  -------
Net earnings                $5,703   $ 4,457    28.0    $10,809  $ 8,501   27.1
                            ======   =======            =======  =======
Diluted earnings
  per share                 $ 0.34   $  0.27    25.9    $  0.64   $ 0.52   23.1

Weighted average
 shares outstanding         16,794    16,444     2.1     16,769   16,469    1.8

                    II. Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                        Unaudited
                                         June 30,      December 31,
                                           2004            2003
                                        ---------      -----------
Assets
Cash and restricted cash                $ 38,718        $ 38,385
Accounts receivable, net                  65,954          62,744
Deferred tax assets                        8,308          14,706
Other current assets                       4,177           1,912
                                        --------         -------
  Total current assets                   117,157         117,747

Equipment, net                            13,255          14,063
Excess cost of net assets acquired, net   62,391          48,729
Intangible assets                         10,208              48
Investment in unconsolidated affiliate    39,537               -
Assets held for sale                           -          46,171
Other assets                               7,112           6,868
                                        --------        --------
                                        $249,660        $233,626
                                        ========        ========
Liabilities & Stockholders' Equity
Current portion of long-term debt       $    720        $      -
Payables & accruals                       45,230          40,795
                                         -------         -------
  Total current liabilities               45,950         $40,795

Liabilities held for sale                      -           9,771
Long-term debt                             3,540               -
Other non-current liabilities              9,486           5,105
Stockholders' equity                     190,684         177,955
                                        --------        --------
                                        $249,660        $233,626
                                        ========        ========

                III. Operating Statistics (Revenues and Operating
                               Earnings in 000's)

                                              Three Months Ended
                                        June 30,              June 30,
                                          2004                  2003
                                        -------               -------
Hospital Rehabilitation Services
--------------------------------
Revenues
   Inpatient                            $37,121               $33,778
   Outpatient                            11,397                12,535
                                         ------                ------
   Total                                $48,518               $46,313

Division Operating Earnings(a)(b)       $ 8,064               $ 7,943

Average Number of Programs
   Inpatient                                145                   134
   Outpatient                                42                    49
                                            ---                   ---
   Total                                    187                   183


Contract Therapy
----------------
Operating Revenues                      $41,028               $32,914

Division Operating Earnings(a)(b)       $ 1,979               $ 1,812

Average Number of Locations                 572                   455


Other
-----
Revenues                                $ 1,398                   -

Operating Earnings(a)(b)                    109                   -

(a) Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).
(b)  The restructuring charge was not allocated to the operating segments.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                      -END-

                                                                    Exhibit 99.2
                        REHABCARE CONFERENCE CALL SCRIPT
                                  July 29, 2004

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

     This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; the timing and financial effect of restructuring efforts with respect to RehabCare's continuing businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME
Good morning and thank you for joining us today. I'm John Short, president and CEO of the Company. We're pleased that you could join us for the discussion of our second quarter 2004 earnings. With me from management are: Tom Davis, President of our Hospital Rehabilitation Services Division; Pat Henry, President of our Contract Therapy Division; Vince Germanese, Chief Financial Officer; Mark Bogovich, Chief Accounting Officer; Don Adam, Senior Vice President, Acquisitions and Betty Cammarata, Director of Investor Relations.

We will be available during the question and answer period following our formal remarks.

Update on Corporate Results and Initiatives

Our second quarter was a solid one for RehabCare. The quarterly results showed sequential and year-over-year improvements in our ongoing businesses and both our top and bottom line financial results were in line with our expectations. Net revenues for the second quarter 2004 were $90.9 million compared to $104.5 million from the sequential quarter or a decline of 13.0 percent primarily due to the sale of the Company's staffing division in February 2004. The divested staffing business contributed $16.7 million of net revenues in the first quarter of 2004. Our earnings per diluted share of $0.34 exceeded the first quarter's earnings per diluted share by $0.03.

As you can see from our earnings release, operating earnings increased from $7.7 million last year to $10.2 million in the quarter just ended. The majority of the $2.5 million improvement was the result of our sale of the staffing division earlier this year. At the same time, contribution margins at the division level improved both in absolute dollars as well as margin percentage.

As we said on our last call, of the total of $11.6 million in corporate costs primarily absorbed by the staffing division, we had targeted $7.6 million in costs for reduction. I am pleased to say that we have eliminated the first $6.0 million in costs as part of the transition services agreement with InteliStaf and have successfully identified and are harvesting the $1.6 million in remaining cost reductions. Our intention is to grow our company to a substantially larger size, and some of this infrastructure will be needed to manage the growth. As these growth plans come to fruition, we expect to redeploy part of the remaining overhead from the sale of the staffing division to support these growth plans. And, we expect to eliminate the remainder of the costs in early 2005. We will, of course, continue to manage non-essential expenses judiciously to realize appropriate profitability. These costs are impacting operating earnings for both divisions.

In the Hospital Rehabilitation Services division, the number of programs appears to be stabilizing. The division finished the quarter with 189 programs, which is an increase of one over the end of the first quarter and an increase from the June 30, 2003 total of 183 programs. The division opened four programs and closed three programs in the second quarter. Of the three closures, 1 was for credit reasons (sub-acute), 1 was for self-operation (OP) and 1 chose not to renew their contract (ARU). The division's backlog remains at 11 comparable to the end of the first quarter.

Importantly, our revitalized sales initiatives announced last quarter are taking hold as we signed 4 new inpatient programs in the quarter and received certificate of need approval for an additional inpatient program. That brings our total signings year to date to 9, or 90 percent of our annual target. Four of them are now opened and the remainder will open within 12 months. This compares to six contracts during the first six months of 2003.

While the inpatient business continues to perform well, we have not been satisfied with the execution of the outpatient business. We have reconfigured the operating management of outpatient and expect to see improvement by the fourth quarter of 2004.

Contract Therapy's target market strategy continues to deliver positive results for the division. This, coupled with the acquisition of CPR Therapies in the first quarter, has helped deliver sequential and year-over-year operating revenue growth. Our Contract Therapy division finished the second quarter with 570 locations compared to the year ago total of 448. The division added 6 net new locations versus the first quarter's addition of 36 net new locations excluding the acquisition of CPR Therapies. Of the 30 locations opened in the second quarter, 20 were in primary target markets and 10 were in secondary target markets. Our openings in the second quarter were impacted by opportunities we chose not to pursue because of resource constraints despite a Company record in recruiting therapists for the quarter. Such constraints, as we understand them today, are included in our previous guidance. Of the 24 closures in the second quarter, 10 were for credit reasons, 5 closed their operations, 4 changed ownership, 3 chose not to renew their contracts and we exited 2 unprofitable locations. The division's backlog remains strong at 43 compared to 39 at the end of the first quarter.

Update on InteliStaf and Acquisitions of CPR Therapies, VitalCare and Phase 2 Consulting

InteliStaf's results, particularly operating revenues, have been adversely impacted by the continuing slump in the healthcare staffing industry. Still, the company is managing within its operating revenues and continues to generate operating earnings near expectations which is quite an accomplishment given the difficulty integrating two complex businesses (theirs and StarMed's) and the current operating environment. An encouraging note is the growing acceptance of the staffing partner model within InteliStaf's client base. InteliStaf expects this model to become a much larger share of its operations in the future. We continue to believe our equity ownership in InteliStaf will be a valuable asset for the Company over time as that business matures and the industry turns around.

While CPR Therapies is well ahead of our expectations for operating revenues, we still have work to do to bring its margins in line with the rest of Contract Therapy's business. The focus of these efforts will be on adjusting staffing patterns, improving therapist productivity and implementing our clinical programs. We are anticipating CPR Therapies' margins to be in line by the end of the year.

The strategy of cross selling subacute services to inpatient clients and inpatient/outpatient services to VitalCare clients is gaining traction with one letter of intent signed for cross-sold services. A joint target marketing approach has been established within California to best capture the opportunities this comprehensive continuum of care model presents. Despite these positive activities, we still have work to do to more fully integrate VitalCare and to bring its operating performance more in line with our expectations. We are targeting the end of the third quarter as a realistic time frame to accomplish the needed changes.

As we reported last quarter, we are operating Phase 2 Consulting as a freestanding subsidiary of RehabCare. Its operating revenues and earnings are in line with our expectations for the two months ended June 30.

Update on Joint Venture and Enhancements to Business Relationships

We continue to build our pipeline of joint venture and other relationship enhancing opportunities and we are confident that we will sign several by year-end. We now have letters of intent from four potential healthcare partners for joint ventures to develop acute rehabilitation facilities. Two of these opportunities involve leasing existing facilities, which are currently under negotiation. These facilities will be in operation more quickly than the other two, which will require new construction. As these deals come closer to fruition, I will update you on their probable impact on our operating revenues and earnings and capital requirements.

With regard to our UCLA project, we have nothing new to report other than we continue to look at 2005 as the first year that this venture will impact the Company's results.

The Signature Healthcare Foundation relationship is also progressing. We have signed leases for the anticipated two additional locations opening in the third quarter.

We initiated an exciting new relationship this quarter with the National Arthritis Foundation and renewed another with VHA. We believe that both of these relationships will better position us to become the rehabilitation provider of choice in our target markets.

We continue to explore opportunities for acquisitions to complement our businesses and our target markets. While we are looking at several promising combinations, we have nothing specific to report to you at this time. As these opportunities mature, we will provide updates.

Also, while we are optimistic about closing one or more joint ventures or acquisitions before the end of the year, I want to reiterate that these are complex deals requiring multidisciplinary teams to complete. Estimating the timing of closure and impact on our operating results is difficult.

Regulatory Update

The modified 75% Rule went into effect for acute rehab programs on July 1, 2004. This is a key rehab regulation and we have initiated, where needed, our mitigation strategies as part of our continuum of care strategy. In addition we have been providing education and training to our acute rehab employees, clients and referral sources regarding the application of the modified rule.

Recently the House Appropriations Committee passed a spending bill that includes an amendment to delay the 75% Rule for one year while the Institute of Medicine studies the potential impact to beneficiaries and providers. Despite the proposed legislation, we are continuing to work within the confines of the regulation and are taking a "wait and see" approach for this legislative proposal.

This modified rule contains very few solutions to the problems that have been stated on many occasions by the industry. We continue to believe CMS has failed to address the fundamental flaws in this outdated and arbitrary regulation.

In regard to the Part B therapy caps, we do not have an additional update from the information we provided in our first quarter 2004 earnings call.

Vince will now review our financial results of the Company for the quarter and six-month period.

Update on Financial Results

Thank you, John.

Net revenues for the second quarter 2004 were $90.9 million compared to $136.0 million in the same quarter last year, or a decline of $45.1 million, primarily due to the sale of the Company's staffing division in February 2004. The staffing business contributed $57.2 million to last year's Q2 revenue. Revenue in the first quarter was $104.5 million, of which the staffing business contributed $16.7 million, so, on a sequential basis, revenue from our ongoing businesses was up by 3.5 percent. Net earnings increased to $5.7 million in the second quarter 2004 compared to $4.5 million a year ago and $5.1 million in the first quarter. Earnings per share on a fully diluted basis were $0.34 compared to $0.27 last year and $0.31 in the previous quarter.

Net revenues for the six months ended 2004 were $195.4 million, a decline of $79.5 million from $274.9 million in the prior year period, primarily due to the sale of the Company's staffing division. The staffing business contributed $119.3 million of net revenue in the first half of 2003. Net earnings increased
27.1 percent to $10.8 million for the six months compared to $8.5 million in the year ago period. Earnings per share on a fully diluted basis were $0.64 compared to $0.52 for the 2003 six month period.

Earnings per share for the three months ended March 31, 2004 and six months ended June 30, 2004 include restructuring charges of $0.9 million after tax (or $0.06 per diluted share) and gain on the sale of the staffing division of $0.3 million after tax (or $0.02 per diluted share). The net after-tax effect of these charges was to reduce earnings by $0.04 per diluted share.

Net revenues for our Hospital Rehabilitation Services division increased 4.8 percent year-over-year and 3.0 percent sequentially to $48.5 million. The increase in revenues for the division was primarily the result of the acquisition of VitalCare and increased same store discharges, partially offset by a net closure in programs. Operating earnings of $8.1 million for the division increased slightly from $7.9 million a year ago, but decreased from $8.8 million sequentially. The decrease in earnings for the quarter compared to the previous one was attributable to the operating challenges in our outpatient division, among other factors.

On the inpatient side of HRS, patient days were up 16.7 percent sequentially and discharges per average unit decreased 9.1 percent. These statistics reflect the impact of VitalCare subacute units which have patients with longer lengths of stay and fewer discharges. In the outpatient business, both units of service and patient visits declined approximately 1.0 percent over the sequential quarter.

Net revenues for Contract Therapy of $41 million increased 24.7 percent from $32.9 million in the 2003 second quarter and were up slightly on a sequential basis. Operating earnings for the division increased 9.2 percent from a year ago to $2.0 million, but decreased from $2.4 million in the first quarter. The decrease in earnings from the previous quarter was attributable to the loss during the second quarter of several mature contracts that we elected to cancel, the decision to increase the division's bad debt reserve to reflect the collection risk associated with these contracts, and other factors. For the year-over-year comparison, the increase in net revenues and operating earnings is the result of having a larger number of contracts, increasing therapist productivity and adopting the target market strategy in late 2003.

The Company's balance sheet remains strong with almost $39 million in cash, restricted cash and short-term investments at June 30, long-term debt of only $4.3 million related to acquisitions and an unused credit facility in excess of $110 million to support our strategic initiatives.

Days sales outstanding (adjusted to exclude receivables related to the staffing division) declined 3 days to 66 sequentially, and 6 days from the end of 2003 as a result of efforts from our collections and finance teams. We will continue to aggressively manage our accounts receivable given the difficult payment environment. As a result of cash generated from operating earnings plus the reduction in accounts receivable, our operating cash flow was $17.2 million. Capital expenditures for the Company were approximately $7.3 million, of which $6.3 million related to an acquisition and $1.0 million to equipment and leaseholds.

With regard to our outlook for the remainder of 2004 - the Company affirms the guidance that we provided during our first quarter conference call. We expect 2004 net revenues to be between $370 million and $390 million and earnings before interest, taxes, depreciation and amortization (EBITDA) to be in the range of $46 million to $49 million. Based on visibility of the second half of the year, the Company expects full year diluted earnings per share to be near the midpoint of the $1.34 to $1.44 range, previously provided. Diluted earnings per share expectations include a $0.9 million charge, net of tax ($0.06 per share) and the $0.3 million gain net of tax ($0.02 per share), in the first quarter from the sale of the staffing division.

We are progressing on a timeline to complete our Sarbanes-Oxley Section 404 internal control documentation and testing project by September 30. At that time we expect our independent auditors to commence their audit work. Currently, we are estimating that the project will take approximately 4,000 hours of company and outside resources to complete and will cost an estimated $700,000, which includes the cost of internal and external resources, our newly initiated internal audit department and the audit by our independent auditors. Of this amount we estimate that 35-40 percent will become a recurring annual cost.

Finally, to insure that we have sufficient capital to finance our acquisitions and fund our larger joint ownership transactions, we will be renewing our revolving line of credit in conjunction with a new credit facility during the third quarter of this year.

Now I will turn the call back over to John -

Thanks, Vince,
Before we take your questions, I'm pleased to announce that Joe Swedish has been elected to our Board of Directors, effective June 1. Joe is president and chief executive officer of Centura Health, the largest healthcare provider in Colorado, a system which includes 12 hospitals, 8 senior housing facilities, home care and hospice operations, and a variety of services promoting faith based community health initiatives. Joe's extensive career has focused on turnaround situations and enterprise creation and he has unmatched experience in the cultural, financial and strategic restructuring of healthcare delivery systems. We all believe he will be a valuable addition to the Board.

With that I would like to have our operator open the call for questions.


To be read following Questions and Answers -

As a reminder, this conference call is being webcast live on our new web site, www.rehabcare.com and will be available for replay beginning at 1:30 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of the new RehabCare. I also want to express my appreciation to the people of RehabCare for their dedication to our clients and patients who make our success possible. Thank you. This concludes the conference call.